As filed with the Securities and Exchange Commission on June 22, 1995


                              Registration Statement No. 33-

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-3
                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933

                  ALLIANCE PHARMACEUTICAL CORP.
     (Exact name of registrant as specified in its charter)
            New York                       14-1644018
 (State or other jurisdiction            (I.R.S. Employer
of incorporation or organization)        Identification Number)

                     3040 Science Park Road
                      San Diego, CA  92121
                         (619) 558-4300

          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                          DUANE J. ROTH
                            President

                  Alliance Pharmaceutical Corp.
                     3040 Science Park Road
                      San Diego, CA  92121
                         (619) 558-4300
          (Name, address, including zip code, and telephone number, of agent for service of process)

                            Copy to:
                      Melvin Epstein, Esq.
                    Stroock & Stroock & Lavan
                      Seven Hanover Square
                    New York, NY  10004-2696

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                   CALCULATION OF REGISTRATION FEE

                                   Proposed     Proposed
                                   Maximum      Maximum
Title of Shares                  Aggregate    Aggregate   Amount of
to be            Amount to be    Price Per    Offering    Registration
Registered       Registered      Unit (1)     Price (1)   Fee
- ---------------------------------------------------------------------------
Common Stock,       131,134     $7.625 per
$.01 par value..    shares       share       $999,897     $344.79


     (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) on the basis of the price of the Common Stock on the Nasdaq National Market on June 20, 1995.
          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
     Section 8(a), may determine.

Prospectus
                         131,134 Shares
                            ALLIANCE
                      PHARMACEUTICAL CORP.
                          Common Stock
                          ____________

     The Prospectus relates to 131,134 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock"), which may be offered by certain shareholders of the Company (the "Selling Shareholders"). The Shares may be offered by the Selling Shareholders for their own account at any time and from time to time in the over-the-counter market or otherwise in private sales at prices to be negotiated. None of the proceeds of the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel or other advisers to the Selling Shareholders) in connection with the registration of such securities by the Selling Shareholders.

     The Company's Common Stock is traded over-the-counter on the Nasdaq National Market under the symbol ALLP. On June 20,
1995, the last reported sale price of the Common Stock as reported by Nasdaq was $7.625 per share.

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                      ____________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



          The date of this Prospectus is June __, 1995

      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, which was filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), as amended by Form 10-K/A filed on March 10, 1995, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994, which was filed with the Commission pursuant to the Exchange Act on February 10, 1995, as amended by Form 10-Q/A for such quarter filed on March 10, 1995 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995, which was filed with the Commission pursuant to the Exchange Act on May 12, 1995, and the information under the caption "Description of the Company's Securities" contained in the Company's Registration Statement on Form 8-A, dated October 25, 1984, with respect to the Company's Common Stock, are incorporated herein by reference and made a part of this Prospectus as of the date hereof. All reports subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents so incorporated. Requests for such copies should be directed to Gwen Rosenberg, Alliance Pharmaceutical Corp., 3040 Science Park Road, San Diego, California 92121, telephone (619) 558-4300.

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission.
Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Additional information regarding the Company and the Common Stock is contained in the Registration Statement and the Exhibits thereto filed with the Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement and the Exhibits thereto may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of the prescribed fees.


                       PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements in this Prospectus or previously filed with the Commission and incorporated herein by reference. As used in this Prospectus, the terms "Company" and "Alliance" refer to Alliance
Pharmaceutical Corp. and its consolidated subsidiaries.

                           The Company

     Alliance is a pharmaceutical research and development company that focuses on the application of scientific discoveries which can be developed into innovative drug products. Alliance has entered into agreements with institutions and inventors for the rights to their discoveries and is adding value to these discoveries by defining the product, market and regulatory strategies prior to seeking collaborative relationships with multinational pharmaceutical companies for the delivery of these products to the market. Alliance intends to seek to enter into similar agreements and, through this approach, Alliance believes it can play an important role in the development of innovative pharmaceutical products.

     Three of the products under development by Alliance are based upon perfluorochemical ("PFC") technologies. The Company's primary drug substance is perflubron, an eight-carbon brominated PFC. Alliance has in various stages of development three products which are based on PFC technologies and which address significant medical needs: Oxygent*, an intravascular oxygen carrier designed to reduce the need for donor blood transfusions during surgery, which is in clinical development; LiquiVent*, an intrapulmonary agent for use in the treatment of acute respiratory failure, which is in clinical development; and ImagentR US, a diagnostic ultrasound imaging agent, which is in preclinical development. In addition, the Company is evaluating its antigenized antibody technology for potential use in the production of novel vaccines and immune modulators.

     Oxygent (an emulsion containing perflubron) is an intravascular oxygen carrier for use as a temporary "blood substitute" to provide oxygen to tissues during elective surgeries where substantial blood loss is anticipated. Oxygent has several potential advantages over the use of allogeneic (donor) blood: it does not transmit infectious disease, is compatible with all blood types and has a shelf life in excess of one year. Oxygent is intended for use with autologous blood collection techniques including predonations, hemodilution, and salvage.

     In August 1994, the Company entered into a license agreement (the "License Agreement") with Ortho Biotech, Inc. and The R.W. Johnson Pharmaceutical Research Institute, a division of Ortho Pharmaceutical Corporation, subsidiaries of Johnson & Johnson (collectively referred to as "Ortho"), which provides Ortho with worldwide marketing rights to the Company's injectable PFC emulsions capable of transporting oxygen for therapeutic use, including Oxygent. The Company has conducted early-stage clinical trials with Oxygent in surgical patients. The product will be jointly developed by Alliance and Ortho, with Ortho responsible for substantially all of the remaining costs of development. Ortho will pay Alliance royalties based on sales of the product after commercialization. In conjunction with the License Agreement, Johnson & Johnson Development Corporation purchased $15.0 million of the Company's convertible preferred stock. In addition, Ortho paid Alliance an initial license fee of $4.0 million and will make other payments upon the achievement of certain milestones.

     LiquiVent (sterile perflubron) is in clinical development for use as an intrapulmonary agent to treat acute respiratory failure, a disorder that can result from many causes, including serious infections, traumatic shock, severe burns and inhalation of toxic substances, and is characterized by impairment of normal lung function. The Company is conducting separate early-stage clinical trials with LiquiVent in premature infants, pediatric patients, and adults with acute respiratory distress syndrome ("ARDS"), the most severe form of acute respiratory failure. The U.S. Food and Drug Administration (the "FDA") has granted the Company Subpart E status (expedited review) for development of the product in the treatment of ARDS.

     Imagent US is a PFC-based intravenous contrast agent for enhancement of ultrasound images of blood flow abnormalities (perfusion defects), which can occur as a result of myocardial infarctions, blood clots, or solid tumors. The product is currently in preclinical development.

     The Company's fourth current project utilizes its antigenized antibody technology to develop a prototype vaccine for an infectious disease and a prototype tolerogen for an autoimmune disease. Antigenized antibodies use human immunoglobulin as a platform to carry specific peptides to modulate the immune system. Depending on the disease and antigen, antigenized antibodies can be used to either stimulate antibody production (as in a vaccine) to prevent disease or to down-regulate antibody production (as in a tolerogen) to treat certain autoimmune disorders.

     The Company's headquarters are located at 3040 Science Park
Road San Diego, California 92121 and its telephone number is
(619) 558-4300.

                          RISK FACTORS

     The following factors should be carefully considered in evaluating the Company and its business:

     Limited Product Revenues; History of Operating Losses. Substantially all of the Company's revenues to date have consisted of licensing fees, milestone payments and payments to fund research and development activities under joint development and license agreements. The Company has had net operating losses since its inception and expects such losses to continue unless and until such time as revenues are sufficient to fund its continuing operations. As of December 31, 1994, the Company had an accumulated deficit of $174,492,000, of which approximately $34.3 million reflects non-cash charges from the Company's acquisition by merger of Fluoromed Pharmaceutical, Inc. on February 24, 1989. The Company has incurred, and expects to continue to incur, operating losses, unless and until such time as product sales generate sufficient revenues to fund its continuing operations.

     Future Capital Needs; Uncertainty of Additional Financing. The Company believes that its existing capital resources, including expected revenues from the License Agreement, investments, and product sales, as well as the net proceeds from a recent offering of the Company's common stock consummated on April 27, 1995 and income earned thereon, will be adequate to satisfy its capital requirements for approximately 12 months. The Company will need additional financing to support its long-term product development programs. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, progress with preclinical testing and clinical trials, the time and cost involved in obtaining regulatory approvals, patent costs, competing technological and market developments, changes in existing collaborative relationships, the Company's ability to establish development, sales and marketing arrangements, and the cost of manufacturing scale-up, if necessary. No assurance can be given that adequate financing will be available to the Company in the future.

     Reliance on Collaborative Partners; Future Collaborations. The Company has entered into the License Agreement to support the development and commercialization of Oxygent and to raise capital. Pursuant to the License Agreement, the Company has granted significant licensing rights. The Company's strategy is to seek additional collaborations; however, there can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future, or that any current or future arrangements will ultimately be successful. Under the License Agreement, the Company will depend on Ortho for development and regulatory approval of products in certain markets. The termination of the License Agreement, which can occur on three months' advance notice, or any other future collaborative arrangement could adversely affect the Company's research, development or, ultimately, product distribution plans.

     Uncertainty of Development Efforts. The Company's products require substantial development efforts. The Company may encounter unforeseen technological or scientific problems (including side effects) which may force abandonment or substantial change in the development of a specific product or process, or technological change or product developments by others, any of which may have a material adverse effect on the Company.

     Government Regulation. The production and marketing of the Company's products and its research and development activities are subject to regulation for safety and efficacy by numerous government authorities in the United States and other countries.

To date, the Company has received regulatory approval for the commercial sale of only two of its products. Clinical trials and the marketing and manufacturing of the Company's products are subject to the testing and approval process of the FDA and foreign regulatory authorities. The process of obtaining regulatory clearances or approvals is costly and time consuming.

The Company cannot predict how long preclinical and clinical trials will take or whether they will be successful; nor can the Company predict how long the necessary regulatory approvals or clearances will take. Therefore, there can be no assurance that the necessary clearances or approvals will be obtained, or obtained on a timely basis. Delays in obtaining regulatory approval in the United States or other countries would adversely affect the marketing of products developed by the Company. The effect of governmental regulations which might arise from future legislative or administrative action cannot be predicted.

     Health Care Reimbursement and Reform. The Company's ability to commercialize its products will depend in part on the availability to end-users of reimbursement for the cost of the Company's products and related treatment by government health administration authorities, private health coverage insurers and other organizations. The reimbursement status of newly approved health care products is uncertain and there can be no assurance that adequate patient insurance coverage will be available to permit the Company to maintain price levels sufficient for the realization of a satisfactory return on its investment in product development. In addition, the public and the federal government have recently focused significant attention on reforming the health care system in the United States. A number of health care reform measures have been suggested, including price controls on pharmaceutical products. Public discussion of such measures is likely to continue, and concerns about the potential effects on different proposals have been reflected in the volatility of the stock prices for companies in the health care and related industries. The adoption of such reform proposals could have a material adverse effect on the Company and its businesses.

     Limited Manufacturing Capability and Experience. The Company currently operates a pilot manufacturing facility and has constructed an intermediate scale-up manufacturing plant at its San Diego headquarters for the production of perflubron-based emulsions for use in research and development and clinical trials. The Company believes that, if such products are approved by the FDA, the intermediate scale-up plant has adequate capacity to support the market introduction of its emulsion products. However, there can be no assurance that FDA approval will be obtained or obtained on a timely basis. Pursuant to the License Agreement, Ortho may elect to manufacture the product itself after market introduction, or continue to require the Company to do so at a negotiated price. If it is required to manufacture the product, the Company will need to construct a commercial production facility. The Company has not selected a site or obtained any regulatory approvals. Construction of a facility will depend upon regulatory approvals, product development and capital resources, among other things.

     Unpredictability of Patent Protection; Proprietary Technology. The Company believes that its success will depend largely on its ability to obtain and maintain patent protection for its own inventions and licenses for the use of patents owned by third parties. The Company has obtained patents covering certain intermediate and high concentration PFC emulsions. The Company has filed, and when appropriate will file, other patent applications with respect to its products and processes in the United States and in foreign countries. There can be no assurance, however, that the Company will develop any additional products and processes which may be patentable or that any additional patents will be issued. It is possible that patents issued to the Company or any patents licensed to the Company may be challenged successfully, that the Company may infringe patents of third parties unintentionally, and that the Company may have to alter its products or manufacturing processes to take into account the patents of third parties, causing additional unexpected costs and delays in product development. The Company also attempts to protect its proprietary products and processes by relying on trade secret laws and non-disclosure and confidentiality agreements with its employees and certain other persons who have access to its products or processes. No assurance can be given that others will not develop such products or processes independently or obtain access to such products or processes. To the extent that others develop or obtain similar products or processes, the Company's competitive position may be affected adversely.

     Dependence Upon Key Personnel. The Company's success in developing marketable products and achieving a competitive position will depend, in part, on its ability to retain qualified scientific and management personnel. Competition for such personnel is intense, and no assurance can be given that the Company will be able to retain such personnel. Scientific advisors to the Company are employed by or have consulting arrangements with third parties which may conflict with their obligations to the Company. The Company's anticipated growth and expansion into technologies will require additional expertise and are expected to place additional demands on the Company's management and financial resources.

     Competition; Rapid Technological Change. Competition in the health care field is intense. The Company faces competition from larger companies which have substantially greater research and development, managerial, and financial resources. Such competitors may develop more effective products on a more timely basis. Rapid technological development may result in the Company's products or processes becoming obsolete before they are marketed or before the Company recovers a significant portion of the related research, development, and commercialization expenses.

     Product Liability Claims and Uninsured Risks. Products or processes that may be developed, licensed, or sold by the Company may expose the Company to potential liability from claims by end-users of such products or of products manufactured by such processes, or by manufacturers or others selling such products, either directly or as a component of other products. The Company currently maintains limited product liability insurance coverage. There can be no assurance that the Company will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims.

     Volatility of Stock Price; Liquidation Preference; and Lack of Dividends. The market prices for securities of biopharmaceutical companies have historically been highly volatile. Announcements concerning the Company or its competitors, including the results of testing and clinical trials, technological innovations, or commercial products, government regulations, developments concerning proprietary rights, including patents and litigation matters, a change in status of a corporate partner, public concern relating to the commercial value or safety of the Company's products and stock market conditions in general may have a significant impact on the price of the Common Stock.

     The Company has 1,500,000 shares of preferred stock outstanding. Such preferred stock is entitled to an annual $0.50 per share preferential dividend, and has a liquidation preference of $10.00 per share plus all accumulated but unpaid dividends.

     The Company has not paid dividends on its Common Stock since its inception and does not intend to pay any such dividends in the foreseeable future. Further, the Company is required to pay cumulative dividends on its outstanding preferred stock prior to paying any dividends on its Common Stock. The Company has incurred losses and thus, has had a deficiency in preferred stock dividend coverage. For the years ended June 30, 1990, 1991, 1992, 1993, and 1994 and the six months ended December 31, 1993 and 1994 the Company has incurred losses of $12,461,000, $17,702,000, $21,766,000, $26,380,000,
$36,946,000, $17,737,000 and $15,368,000, respectively.

     Shares Eligible for Future Sales. As of December 31, 1994, 3,256,688 shares of Common Stock (or 13% of the total number of shares outstanding on a fully diluted basis) are issuable upon the exercise of outstanding options and warrants. Additional shares may be issuable upon the conversion of preferred stock. The existence of such outstanding warrants, options and convertible securities, as well as certain registration rights, may adversely affect the terms on which the Company may obtain additional equity financing. The holders of the outstanding warrants and options are likely to exercise their securities at a time when the Company would otherwise be able to obtain capital on terms more favorable than those provided by the exercise or conversion prices thereof.

                      PLAN OF DISTRIBUTION

     The sale of the Shares by the Selling Shareholders may be effected from time to time in transactions on the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).


                         USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders.


                      SELLING SHAREHOLDERS

     The following table shows the names of the Selling Shareholders, the shares of Common Stock owned beneficially and/or of record by each of them, or by nominees, as of June 20, 1995, the number of Shares being offered by each of them and the number of Shares to be owned by each of them after completion of the offering, assuming all of the Shares being offered are sold.

The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time. See "Plan of Distribution."




                                Beneficial                         Beneficial Ownership
                                Ownership             Shares       After Offering
                                Prior to              Being        Number of
Selling Shareholder(1)          Offering    Offered   Shares       Percent
Thomas L. Anderson               2,665      1,721       944        *
Suzanne Berman                   4,363      4,363         0        0
Rodney T. Carlisle              16,969     16,969         0        0
James P. Detwiler                4,121      4,121         0        0
Janet E. Detwiler                8,690      4,121     4,569        *
Sheldon P. Detwiler             42,568     39,903     2,665        *
Norio Harui                      2,996      1,212     1,784        *
John K. Hoffman                  1,424      1,212       212        *
George W. Keilman                9,272      9,272         0        0
James W. Martinson               1,164        727       437        *
Ralph Porter                       727        727         0        0
K. Michael Sekins               31,206     30,789       417        *
Thomas Shaffer                   3,449      2,424     1,025        *
Bryan Sparrowhawk                2,397        969     1,428        *
Curt A. Stewart                  4,363      4,363         0        0
Temple University                2,424      2,424         0        0
Douglas R. Vannausdle            1,814        969       845        *
Richard R. Wilson                2,424      2,424         0        0
Marla Wolfson                    4,931      2,424     2,507        *

TOTAL                          147,967    131,134    16,833
________________________

(1) All of the Selling Shareholder received their shares of Common Stock in connection with the Company's acquisition of BioPulmonics, Inc., a Washington corporation, on December 23,
1991.

*   Denotes less than one percent

                         LEGAL OPINIONS

    The legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Stroock &
Stroock & Lavan.

                             EXPERTS

    The consolidated financial statements of Alliance Pharmaceutical Corp. appearing in its Annual Report (Form 10-K), as amended by Form 10K/A, for the year ended June 30, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Alliance Pharmaceutical Corp. at June 30, 1993 and for each of the two years in the period then ended, incorporated by reference in this Prospectus and Registration Statement from the Company's Annual Report on Form 10-K for the year ended June 30, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is also incorporated herein by reference. Such financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     No dealer, salesman or
other person has been
authorized to give any                   131,134 Shares
information or to make any         Alliance Pharmaceutical Corp.
representations other than
those contained in this
Prospectus and, if given or
made, such information or
representations must not be
relied upon as having been
authorized by the Company or
the Selling Shareholders.  This          Common Stock
Prospectus does not constitute
an offer to sell or a
solicitation of an offer to buy
to any person in any
jurisdiction in which such
offer or solicitation would be       ----------------
unlawful or to any person to             PROSPECTS
whom it is unlawful.  Neither        ----------------
the delivery of this Prospectus
nor any offer or sale made
hereunder shall, under any
circumstances, create any
implication that there has been
no change in the affairs of the
Company or that information
contained herein is correct as
of any time subsequent to the
date hereof.


        ________________

        TABLE OF CONTENTS

                           Page           June __, 1995

Incorporation of Certain
Documents by Reference . .  2
Available Information. . .  2
Prospectus Summary . . . .  3
The Company. . . . . . . .  3
Risk Factors . . . . . . .  4
Plan of Distribution . . .  6
Use of Proceeds. . . . . .  6
Selling Shareholders . . .  7
Legal Opinion. . . . . . .  7
Experts. . . . . . . . . .  7

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be borne by the Registrant, are as follows:

SEC Registration Fee . . . . . . . . . . . . . . .$   344.79
Legal Fees and Expenses. . . . . . . . . . . . . .  7,000.00
Blue Sky Fees and Expenses . . . . . . . . . . . .  1,000.00
Accounting Fees and Expenses . . . . . . . . . . .  3,000.00
Miscellaneous. . . . . . . . . . . . . . . . . . .  1,665.21
  Total. . . . . . . . . . . . . . . . . . . . . .$13,000.00


Item 15.  Indemnification of Directors and Officers.

    Reference is made to Article VI of the By-Laws of the Company (filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1989) and to Sections 721-727 of the New York Business Corporation Law, which, among other things and subject to certain conditions, authorize the Company to indemnify each of its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such officers or directors. Reference is further made to the Company's 1984 underwriting agreement (filed as Exhibit 1(a) to the Registration Statement on Form S-1 (No. 2-88597) as filed on February 17, 1984), to the Company's 1987 underwriting agreement filed as Exhibit 1(a) to the Registration Statement on Form S-1 (No. 33-12679) as filed on March 17, 1987), to the Company's 1989 underwriting agreement (filed as Exhibit 1 to the Registration Statement on Form S-2 (No. 33-28259) as filed on April 19, 1989 (the "1989 S-2")), to the Company's 1991
underwriting agreement (filed as Exhibit 1 to the Registration Statement on Form S-3 (No. 33-42551)) and to the Indemnification Agreement (filed as Exhibit 10(www) to the 1989 S-2), each of which contains provisions for the indemnification of directors, officers and controlling persons of the Company under certain circumstances.

Item 16.  Exhibits and Financial Statement Schedules.

    (a)  List of Exhibits
    5.   Opinion of Stroock & Stroock & Lavan, counsel for
         Registrant.
    23.(a)    Consent of Stroock & Stroock & Lavan (included in
              Exhibit 5 hereof).
        (b)   Consent of Deloitte & Touche LLP
        (c)   Consent of Ernst & Young LLP
    24.  Power of Attorney

Item 17.  Undertakings.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b)  The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (d)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 19, 1995.

                           ALLIANCE PHARMACEUTICAL CORP.
                               (Registrant)


Date: June 19, 1995        By  /s/ Duane J. Roth
                           Duane J. Roth
                           President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Duane J. Roth        President, Chief Executive
- -------------------
Duane J. Roth         Officer and a Director     June 19, 1995
                      (Chief Executive Officer)


/s/ Theodore D. Roth      Executive Vice President
- -------------------       and Chief
Theodore D. Roth       Financial Officer         June 19, 1995
                          (Chief Financial Officer)


/s/ Tim T. Hart
- -------------------   Comptroller               June 19, 1995
Tim T. Hart               (Chief Accounting
                          Officer)

     *                 Director
- -------------------                             June 19, 1995
Carroll O. Johnson


- -------------------    Director                  June 19, 1995
Stephen M. McGrath


        *              Director                  June 19, 1995
- -------------------
Donald E. O'Neill

        *
- -------------------
Dr. Helen M. Ranney     Director           June 19, 1995


- -------------------     Director           June 19, 1995
Dr. Jean G. Riess

        *             Director                   June 19, 1995
- -------------------
Dr. Thomas F. Zuck

*
By: /s/ Theodore D. Roth
    --------------------
     Theodore D. Roth
     Attorney-in-Fact

                          EXHIBIT INDEX


Exhibit No.            Document                     Page No.

5.*                    Opinion of
                       Stroock & Stroock &
                       Lavan, counsel for
                       Registrant.

23.(a)*                Consent of Stroock &
                       Stroock & Lavan (included
                       in Exhibit 5 hereof).

23.(b)*                Consent of Deloitte &
                       Touche LLP

23.(c)*                Consent of Ernst & Young LLP

24.*                   Power of Attorney

_________________

* Filed herewith.